Exhibit 99.6

Loan Note Transfer

FOR VALUE RECEIVED the undersigned, being the Holder of the Loan Note, hereby sells, assigns and transfers to

AHWANOVA LIMITED, a BVI business company incorporated in the British Virgin Islands with company number 1977664, with its registered office at
Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF TRANSFEREE)

US$880,000, being the aggregate principal amount of the Loan Note represented by the Certificate.

Date:     May 4, 2018

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For and on behalf of Wisdom Sail Limited

By: /s/ Zheng Nan Yan

Name: Zheng Nan Yan

Title: Director